Exhibit 99.1

AmerisourceBergen Corporation
P.O. Box 959
Valley Forge, PA 19482

Contact:	Michael N. Kilpatric
610-727-7118
mkilpatric@amerisourcebergen.com

AMERISOURCEBERGEN REPORTS RECORD QUARTERLY

DILUTED EARNINGS PER SHARE OF $0.69

VALLEY FORGE, PA, July 26, 2007 — AmerisourceBergen Corporation (NYSE:ABC) today reported results for its fiscal third quarter ended June 30, 2007. The following results are presented in accordance with U.S. generally accepted accounting principles (GAAP).

Fiscal Third Quarter Highlights

•	Diluted earnings per share of $0.69, including net $0.09 benefit from special items, up 19 percent.

•	Operating revenue of $15.4 billion, up 7 percent.

•	Cash flow from operations of $370 million, above internal expectations.

•	Early completion of $750 million share repurchase program and announcement of a new $850 million program.

Fiscal Nine Months Highlights

•	Diluted earnings per share from continuing operations of $1.99, including net $0.06 benefit from special items, up 21 percent.

•	Operating revenue of $46.4 billion, up 10 percent.

•	Pharmaceutical Distribution operating margin of 1.24 percent, up 10 basis points.

•	Cash flow from operations of $1.1 billion, above internal expectations.

•	Capital deployment: $872 million in share repurchases; announcement of more than $400 million in acquisitions closed or under agreement; and dividend doubled.

“Our fiscal third quarter produced solid results, as we remain on track to exceed the performance targets we set at the beginning of the 2007 fiscal year,” said R. David Yost, AmerisourceBergen’s Chief Executive Officer. “Our 7 percent operating revenue growth was led by continued strong performance in our specialty drug distribution business. That revenue growth, our strong generic performance in our broad-line drug distribution business, and our disciplined use of cash, were the primary drivers of our diluted earnings per share performance. With our strong cash position, we repurchased more than $500 million of our shares in the June quarter and $872 million in the first nine months of fiscal 2007, and we continue to have significant financial flexibility.”

Discussion of Results

AmerisourceBergen’s operating revenue was $15.4 billion in the third quarter of fiscal 2007 compared to $14.4 billion for the same period last year, a 7 percent increase. Bulk deliveries in the quarter decreased 15 percent to $1.1 billion from $1.2 billion in last year’s fiscal third quarter.

Consolidated operating income in the quarter increased 11 percent to $209.6 million, primarily due to increased operating income in the Pharmaceutical Distribution segment. In addition, a $31.9 million gain from settlements of pharmaceutical manufacturer antitrust litigation cases, less $3.5 million of net charges for facility consolidations, employee severance and other costs, had a net positive $28.4 million impact on consolidated operating income in the fiscal 2007 third quarter. In the previous fiscal year’s third quarter, the positive net impact of antitrust litigation settlements and other charges was $4.6 million. Consolidated operating expenses in fiscal 2007 third quarter included an increase in bad debt expense of $5.0 million, primarily in the PharMerica institutional pharmacy business, an increase in equity compensation of $2.4 million and a reduction in incentive compensation related to certain business units of $8.6 million.

The other loss of $3.5 million for the third quarter of fiscal 2007 was primarily related to the write down of an equity investment.

The effective tax rate in the third quarter of fiscal 2007 was 35.0 percent, which was positively impacted by certain adjustments and a shift towards more tax-free invested cash in the quarter. The effective tax rate was 36.9 percent in the previous fiscal year’s third quarter, and the Company expects its effective tax rate going forward to be between 37.0 percent and 38.0 percent.

Diluted earnings per share were $0.69 in the third quarter of fiscal 2007, compared to $0.58 in the previous fiscal year’s third quarter, a 19 percent increase. Included in the results for the third quarter of fiscal 2007 is a gain from the antitrust litigation settlements net of charges for facility consolidations, employee severance and other costs of $0.09 per diluted share. The previous fiscal year’s third quarter had a net gain of $2.9 million or $0.01 per diluted share from similar items.

Diluted average shares outstanding for the third quarter of fiscal year 2007 were 188.0 million, down 19.4 million shares or 9 percent from the previous fiscal year’s third quarter due to share repurchases, net of option exercises.

For the first nine months of fiscal 2007, AmerisourceBergen’s operating revenue was $46.4 billion compared to $42.0 billion for the same period last year, a 10 percent increase. Bulk deliveries in the first nine months of the fiscal year decreased 6 percent to $3.3 billion.

Consolidated operating income in the first nine months of the fiscal year increased 16 percent to $639.3 million due to operating income growth in the Pharmaceutical Distribution segment.

For the first nine months of fiscal 2007, diluted earnings per share from continuing operations were $1.99, compared to $1.65 in the previous year’s first nine months, a 21 percent increase. Diluted average shares outstanding for the first nine months of fiscal year 2007 were 191.6 million, down 17.9 million from the same period in the prior fiscal year.

“For the fiscal 2007 third quarter, excellent operating performance in the Pharmaceutical Distribution segment, more than offset the lower than expected performance in the PharMerica segment,” said Kurt J. Hilzinger, AmerisourceBergen’s President and Chief Operating Officer.

“In our Drug Corporation, which provides pharmaceutical distribution and related services to pharmacies, operating income benefited from an above market sales increase in our proprietary generic drug program which offset in part the impact of fewer drug price increases in the June quarter. Benefits from our Optimiz® program, which enhanced the efficiency of our distribution center network, continued to improve our cost structure in the quarter.

“With operating revenue growth significantly above market again, our Specialty Group, which focuses on the distribution of specialty pharmaceuticals to physicians and the services that support that market, continued its strong growth, despite slower growth in the anemia drug market. Its market-leading oncology businesses as well as other distribution businesses to physicians continue to drive growth faster than the overall pharmaceutical market.

“Our Packaging Group continued to perform well. In the quarter, Anderson Packaging began packaging six new products for branded manufacturers, while American Health Packaging launched 14 new proprietary unit-dose offerings for various end-use markets. The pipeline of new products and initiatives remains solid.

“Our PharMerica segment performance did not meet our expectations in the June quarter. The institutional pharmacy business is expected to be spun off, tax free, on July 31, 2007, and then be merged on a 50-50 basis with Kindred Healthcare, Inc.’s institutional pharmacy business to form PharMerica Corporation, an independent, public company. PMSI, our market-leading workers’ compensation business, is in active turnaround where we have added new management and are investing in the business.”

Segment Review

AmerisourceBergen operates in two segments, Pharmaceutical Distribution and PharMerica. Pharmaceutical Distribution includes the operations of AmerisourceBergen Drug Corporation (ABDC), Specialty Group (ABSG) and Packaging Group (ABPG), and PharMerica includes the PharMerica Long Term Care (LTC) institutional pharmacy business and PMSI, the workers’ compensation business. Intersegment sales of $226.2 million in the third quarter of fiscal 2007 from AmerisourceBergen Drug Corporation to PharMerica, which are included in the Pharmaceutical Distribution segment’s operating revenue, are eliminated for consolidated reporting purposes.

Pharmaceutical Distribution Segment

Operating revenue of $15.2 billion in the third quarter of fiscal 2007 was up 7 percent compared to the same quarter in the previous fiscal year as above market growth in ABSG of 24 percent drove operating revenues. ABDC revenues grew 3 percent reflecting higher utilization of lower-priced generic drugs and the loss of a large low-margin customer earlier in the year.

For the segment, gross profit as a percentage of operating revenue in the third quarter of fiscal 2007 was 2.95 percent compared to 3.03 percent in the same period in the prior fiscal year. Strong generic sales growth helped offset lower, brand-name pharmaceutical price appreciation and a decline in ABSG’s gross margin due to its business mix, as its lower margin distribution businesses grew faster than its higher margin service businesses. Operating expenses as a percentage of operating revenue for the segment in the fiscal 2007 third quarter were 1.84 percent, down from 1.93 percent in the prior year’s third quarter, reflecting continued positive impact from ABDC’s Optimiz® program.

Segment operating income for the fiscal 2007 third quarter was $169.0 million, an 8 percent increase over the same period in fiscal 2006. Operating income as a percentage of operating revenue in the third quarter of 2007 was 1.11 percent, up one basis point over the same quarter last fiscal year. Operating margin increased 10 basis points to 1.24 percent for the first nine months of the 2007 fiscal year.

PharMerica

PharMerica’s operating revenue for the third quarter of fiscal 2007 was flat at $423.3 million, compared with $424.0 million in the previous year’s third quarter. In the third quarter of fiscal 2007, LTC operating revenues were $306.7 million, down slightly from the prior-year third quarter, and PMSI operating revenues were $116.6 million, up 1 percent. Operating income for the third quarter of fiscal 2007 was $12.1 million, down significantly from the same quarter last fiscal year. LTC contributed $6.4 million of the segment’s operating income, down $4.6 million from the prior year’s third quarter, with the decline due primarily to a $4.0 million increase in bad debt expense. PMSI contributed $5.7 million in operating income to the segment, down significantly from the previous year’s third quarter due to competitive pricing pressures and the cost of IT infrastructure and customer initiatives. In the fiscal 2006 third quarter, PMSI was positively impacted by $3.2 million in reduced sales tax expenses.

Looking Ahead

“With one quarter remaining in the fiscal year, we are increasing and narrowing our GAAP diluted earnings per share expectations for fiscal 2007 to a range of $2.60 to $2.68, from the previous range of $2.50 to $2.65,” said Yost. “The new range includes a net $0.05 benefit for the year in special items, including an expected $0.01 charge in the September quarter, and continues to reflect expected earnings of $0.09 to $0.11 from the PharMerica institutional pharmacy business for the entire fiscal year 2007. We expect to spin off the PharMerica institutional pharmacy business on a tax-free basis on July 31, 2007.

After the expected spinoff of our institutional pharmacy business, the historical results of that business, including the current fiscal year, will be reclassified to discontinued operations. At that time, our fiscal 2007 expectations for diluted earnings per share from continuing operations will be reduced approximately $0.10 to a range of $2.50 to $2.58, implying a fiscal 2007 fourth quarter diluted earnings per share from continuing operations in the range of $0.58 to $0.66 without the institutional pharmacy business and including the $0.01 special charge.

“For fiscal year 2007, our diluted earnings per share guidance, with or without the institutional pharmacy business, assumes operating revenue growth of 9 percent to 10 percent, excluding the pending acquisition of Bellco Health, and continues to reflect operating margin expansion in the high single-digit basis point range for the Pharmaceutical Distribution segment.

“With our operating cash generation coming in ahead of expectations at the end of nine months, we are raising our expectation for free cash flow in fiscal year 2007 by $175 million to a range of $750 million to $825 million from the previous range of $575 million to $650 million. Capital expenditures, which are included in the free cash flow expectation, remain unchanged in the $100 million to $125 million range.”

Conference Call

The Company will host a conference call to discuss its results at 11:00 a.m. Eastern Daylight Time on July 26, 2007. Participating in the conference call will be: R. David Yost, Chief Executive Officer; Kurt J. Hilzinger, President and Chief Operating Officer; and Michael D. DiCandilo, Executive Vice President and Chief Financial Officer.

To access the live conference call via telephone:

Dial in: (612) 332-0523, no access code required.

To access the live webcast:

Go to the Quarterly Webcasts section on the Investor Relations page at http://www.amerisourcebergen.com.

A replay of the telephone call and webcast will be available from 2:30 p.m. July 26, 2007 until 11:59 p.m. August 3, 2007. The Webcast replay will be available for 30 days.

To access the replay via telephone:

Dial in:     800-475-6701 from within the U.S., access code: 879908

    (320) 365-3844 from outside the U.S., access code: 879908

To access the archived webcast:

Go to the Quarterly Webcasts section on the Investor Relations page at http://www.amerisourcebergen.com.

About AmerisourceBergen

AmerisourceBergen (NYSE:ABC) is one of the world’s largest pharmaceutical services companies serving the United States, Canada and selected global markets. Servicing both pharmaceutical manufacturers and healthcare providers in the pharmaceutical supply channel, the Company provides drug distribution and related services designed to reduce costs and improve patient outcomes. AmerisourceBergen’s service solutions range from pharmacy automation and pharmaceutical packaging to pharmacy services for skilled nursing and assisted living facilities, reimbursement and pharmaceutical consulting services, and physician education. With more than $61 billion in annual revenue, AmerisourceBergen is headquartered in Valley Forge, PA, and employs more than 13,000 people. AmerisourceBergen is ranked #29 on the Fortune 500 list. For more information, go to www.amerisourcebergen.com.

Forward-Looking Statements

This news release may contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in any forward-looking statements: competitive pressures; the loss of one or more key customer or supplier relationships; customer defaults or insolvencies; changes in customer mix; supplier defaults or insolvencies; changes in pharmaceutical manufacturers’ pricing and distribution policies or practices; adverse resolution of any contract or other disputes with customers (including departments and agencies of the U.S. Government) or suppliers; regulatory changes (including increased government regulation of the pharmaceutical supply channel); government enforcement initiatives (including (i) the imposition of increased obligations upon pharmaceutical distributors to detect and prevent suspicious orders of controlled substances (ii) the commencement of further administrative actions by the U. S. Drug Enforcement Administration seeking to suspend or revoke the license of any of the Company’s distribution facilities to distribute controlled substances, or (iii) the commencement of any enforcement actions by any U.S. Attorney alleging violation of laws and regulations regarding diversion of controlled substances and suspicious order monitoring); changes in U.S. government policies (including reimbursement changes arising from federal legislation, including the Medicare Modernization Act and the Deficit Reduction Act of 2005); changes in regulatory or clinical medical guidelines and/or reimbursement practices for the pharmaceuticals we distribute; price inflation in branded pharmaceuticals and price deflation in generics; declines in the amounts of market share rebates offered by pharmaceutical manufacturers to the PharMerica Long-Term Care business, declines in the amounts of rebates that the PharMerica Long-Term Care business can retain, and/or the inability of the business to offset the rebate reductions that have already occurred or any rebate reductions that may occur in the future; any disruption to or other adverse effects upon the PharMerica Long-Term Care business caused by the announcement of the Company’s agreement to combine the PharMerica Long-Term Care business with the institutional pharmacy business of Kindred Healthcare, Inc. into a new public company that will be owned 50% by the Company’s shareholders (the “PharMerica LTC Transaction”); the inability of the Company to successfully complete the PharMerica LTC Transaction or any other transaction that the Company may wish to pursue from time to time; fluctuations in market interest rates; operational or control issues arising from the Company’s outsourcing of information technology activities; success of integration, restructuring or systems initiatives; fluctuations in the U.S. dollar—Canadian dollar exchange rate and other foreign exchange rates; economic, business, competitive and/or regulatory developments in Canada, the United Kingdom and elsewhere outside of the United States; acquisition of businesses that do not perform as we expect or that are difficult for us to integrate or control; changes in tax legislation or adverse resolution of challenges to our tax positions; and other economic, business, competitive, legal, tax, regulatory and/or operational factors affecting the business of the Company generally. Certain additional factors that management believes could cause actual outcomes and results to differ materially from those described in forward-looking statements are set forth (i) in Item 1A (Risk Factors) in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006 and elsewhere in that report and (ii) in other reports filed by the Company pursuant to the Securities Exchange Act of 1934.

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AMERISOURCEBERGEN CORPORATION

FINANCIAL SUMMARY

(In thousands, except per share data)

(unaudited)

	Three Months Ended June 30, 2007	% of Operating Revenue	Three Months Ended June 30, 2006	% of Operating Revenue	% Change
Revenue:
Operating revenue	$15,391,609	100.00%	$14,446,280	100.00%	7%
Bulk deliveries to customer warehouses	1,054,319		1,240,035		-15%

Total revenue	16,445,928		15,686,315		5%
Cost of goods sold	15,848,705		15,129,136		5%

Gross profit	597,223	3.88%	557,179	3.86%	7%

Operating expenses:
Distribution, selling and administrative	359,877	2.34%	346,394	2.40%	4%
Depreciation and amortization	24,279	0.16%	22,027	0.15%	10%
Facility consolidations, employee severance, and other	3,496	0.02%	(86)	—	N/M

Operating income	209,571	1.36%	188,844	1.31%	11%

Other loss	3,516	0.02%	87	—	N/M
Interest expense, net	6,325	0.04%	(584)	—	N/M

Income before income taxes	199,730	1.30%	189,341	1.31%	5%

Income taxes	69,822	0.45%	69,873	0.48%	—

Net income	$129,908	0.84%	$119,468	0.83%	9%

Earnings per share:
Basic	$0.70		$0.58		21%
Diluted	$0.69		$0.58		19%

Weighted average common shares outstanding:
Basic	185,172		204,830
Diluted	187,951		207,335

AMERISOURCEBERGEN CORPORATION

FINANCIAL SUMMARY

(In thousands, except per share data)

(unaudited)

	Nine Months Ended June 30, 2007	% of Operating Revenue	Nine Months Ended June 30, 2006	% of Operating Revenue	% Change
Revenue:
Operating revenue	$46,371,909	100.00%	$42,031,309	100.00%	10%
Bulk deliveries to customer warehouses	3,311,953		3,528,832		-6%

Total revenue	49,683,862		45,560,141		9%
Cost of goods sold	47,885,553		43,913,821		9%

Gross profit	1,798,309	3.88%	1,646,320	3.92%	9%
Operating expenses:
Distribution, selling and administrative	1,080,205	2.33%	1,017,366	2.42%	6%
Depreciation and amortization	69,128	0.15%	63,263	0.15%	9%
Facility consolidations, employee severance, and other	9,654	0.02%	12,318	0.03%	-22%

Operating income	639,322	1.38%	553,373	1.32%	16%

Other loss (income)	3,958	0.01%	(4,956)	-0.01%	N/M

Interest expense, net	24,357	0.05%	13,272	0.03%	84%

Income from continuing operations before income taxes	611,007	1.32%	545,057	1.30%	12%

Income taxes	229,416	0.49%	199,023	0.47%	15%

Income from continuing operations	381,591	0.82%	346,034	0.82%	10%

Loss from discontinued operations, net of tax	—		298

Net income	$381,591	0.82%	$345,736	0.82%	10%

Earnings per share:
Basic
Continuing operations	$2.02		$1.67		21%
Discontinued operations	—		—

Net income	$2.02		$1.67		21%

Diluted
Continuing operations	$1.99		$1.65		21%
Discontinued operations	—		—

Net income	$1.99		$1.65		21%

Weighted average common shares outstanding:
Basic	188,795		207,061
Diluted	191,590		209,503

AMERISOURCEBERGEN CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	June 30, 2007	September 30, 2006
ASSETS

Current assets:
Cash and cash equivalents	$487,009	$1,261,268
Short-term investment securities available-for-sale	954,200	67,840
Accounts receivable, net	3,549,026	3,427,139
Merchandise inventories	4,129,002	4,422,055
Prepaid expenses and other	30,944	32,105

Total current assets	9,150,181	9,210,407

Property and equipment, net	528,987	509,746
Other long-term assets	3,212,052	3,063,767

Total assets	$12,891,220	$12,783,920

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$6,887,324	$6,499,264
Current portion of long-term debt	621	1,560
Other current liabilities	952,949	958,364

Total current liabilities	7,840,894	7,459,188

Long-term debt, less current portion	1,212,935	1,093,931

Other long-term liabilities	101,552	89,644

Stockholders’ equity	3,735,839	4,141,157

Total liabilities and stockholders’ equity	$12,891,220	$12,783,920

AMERISOURCEBERGEN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Nine Months Ended June 30, 2007	Nine Months Ended June 30, 2006
Operating Activities:
Net income	$381,591	$345,736
Adjustments to reconcile net income to net cash provided by operating activities	139,535	140,085
Changes in operating assets and liabilities	559,201	398,854

Net cash provided by operating activities	1,080,327	884,675

Investing Activities:
Capital expenditures	(83,700)	(89,174)
Cost of acquired companies, net of cash acquired	(169,475)	(248,718)
Proceeds from sales of property and equipment	6,443	45,799
Proceeds from sale-leaseback transactions	—	28,143
Proceeds from sales of other assets	4,852	7,582
Net short-term investment activity	(886,360)	325,835

Net cash (used in) provided by investing activities	(1,128,240)	69,467

Financing Activities:
Net borrowings	103,679	123,817
Deferred financing costs and other	(2,157)	(2,610)
Purchases of common stock	(888,390)	(505,964)
Exercises of stock options	89,958	115,714
Cash dividends on common stock	(28,515)	(15,570)
Purchases of common stock for employee stock purchase plan	(921)	(1,037)

Net cash used in financing activities	(726,346)	(285,650)

(Decrease) increase in cash and cash equivalents	(774,259)	668,492

Cash and cash equivalents at beginning of period	1,261,268	966,553

Cash and cash equivalents at end of period	$487,009	$1,635,045

AMERISOURCEBERGEN CORPORATION

SUMMARY SEGMENT INFORMATION

(dollars in thousands)

(unaudited)

	Three Months Ended June 30,
Operating Revenue	2007	2006	% Change
Pharmaceutical Distribution	$15,194,513	$14,233,624	7%
PharMerica	423,273	424,026	—
Intersegment eliminations	(226,177)	(211,370)	7%

Operating revenue	$15,391,609	$14,446,280	7%

	Three Months Ended June 30,
Operating Income	2007	2006	% Change
Pharmaceutical Distribution	$169,010	$156,718	8%
PharMerica	12,138	27,483	-56%
Facility consolidations, employee severance, and other	(3,496)	86	N/M
Gain on antitrust litigation settlements	31,919	4,557	N/M

Operating income	$209,571	$188,844	11%

Percentages of operating revenue:

Pharmaceutical Distribution
Gross profit	2.95%	3.03%
Operating expenses	1.84%	1.93%
Operating income	1.11%	1.10%

PharMerica
Gross profit	27.53%	28.47%
Operating expenses	24.66%	21.99%
Operating income	2.87%	6.48%

AmerisourceBergen Corporation
Gross profit	3.88%	3.86%
Operating expenses	2.52%	2.55%
Operating income	1.36%	1.31%

AMERISOURCEBERGEN CORPORATION

SUMMARY SEGMENT INFORMATION

(dollars in thousands)

(unaudited)

	Nine Months Ended June 30,
Operating Revenue	2007	2006	% Change
Pharmaceutical Distribution	$45,771,684	$41,459,337	10%
PharMerica	1,290,518	1,245,969	4%
Intersegment eliminations	(690,293)	(673,997)	2%

Operating revenue	$46,371,909	$42,031,309	10%

	Nine Months Ended June 30,
Operating Income	2007	2006	% Change
Pharmaceutical Distribution	$567,053	$471,545	20%
PharMerica	46,361	62,161	-25%
Facility consolidations, employee severance, and other	(9,654)	(12,318)	-22%
Gain on antitrust litigation settlements	35,562	31,985	11%

Operating income	$639,322	$553,373	16%

Percentages of operating revenue:

Pharmaceutical Distribution
Gross profit	3.07%	3.05%
Operating expenses	1.83%	1.92%
Operating income	1.24%	1.14%

PharMerica
Gross profit	27.69%	27.92%
Operating expenses	24.10%	22.93%
Operating income	3.59%	4.99%
AmerisourceBergen Corporation
Gross profit	3.88%	3.92%
Operating expenses	2.50%	2.60%
Operating income	1.38%	1.32%

AMERISOURCEBERGEN CORPORATION

EARNINGS PER SHARE

(In thousands, except per share data)

(unaudited)

Basic earnings per share is computed on the basis of the weighted average number of shares of common stock outstanding during the periods presented. Diluted earnings per share is computed on the basis of the weighted average number of shares of common stock outstanding during the periods presented plus the dilutive effect of stock options and restricted stock.

	Three Months Ended June 30,		Nine Months Ended June 30,
	2007	2006	2007	2006
Income from continuing operations	$129,908	$119,468	$381,591	$346,034

Weighted average common shares outstanding—basic	185,172	204,830	188,795	207,061
Effect of dilutive securities—stock options and restricted stock	2,779	2,505	2,795	2,442

Weighted average common shares outstanding—diluted	187,951	207,335	191,590	209,503

Earnings per share:
Basic
Continuing operations	$0.70	$0.58	$2.02	$1.67
Discontinued operations	—	—	—	—

Net income	$0.70	$0.58	$2.02	$1.67

Diluted
Continuing operations	$0.69	$0.58	$1.99	$1.65
Discontinued operations	—	—	—	—

Net income	$0.69	$0.58	$1.99	$1.65